Exhibit 23.1

CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 5, 2009 with respect to the financial statement of Atlas Resources Public #18-2009(B) L.P. and our report dated March 16, 2009 with respect to the consolidated financial statements of Atlas Resources, LLC, contained in Post-Effective Amendment No. 2 to this Registration Statement and related Prospectus for Atlas Resources Public #18-2008 Program. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Cleveland, Ohio
March 16, 2009